Exhibit 99.1

STRAWBERRY FIELDS REIT ANNOUNCES SECOND QUARTER 2025 OPERATING RESULTS

South Bend, IN. August 8, 2025 (GLOBENEWSWIRE) –Strawberry Fields REIT, Inc. (NYSE AMERICAN: STRW) (the “Company”) reported today its operating results for the quarter ended June 30, 2025.

FINANCIAL HIGHLIGHTS

●	100% of contractual rents collected.

●	On April 4, 2025, the Company completed the acquisition for a skilled nursing facility with 112 licensed beds near Houston, Texas. The acquisition was for $11.5 million. The Company funded the acquisition utilizing cash from the balance sheet. The facility was leased to an existing third party operator and added to their Master Lease (Texas Master Lease 2). The initial annual base rents are $1.3 million dollars and subject to 3% annual rent increases.

●	On May 22, 2025, the Company entered into a $59,000,000 purchase agreement for nine skilled nursing facilities, comprised of 686 beds, located in Missouri. Eight of the facilities will be added to the Tide Group’s master lease the Company entered into in August 2024. This acquisition will increase Tide Group’s annual rents by $5.5 million. The ninth facility will be added to the Reliant Care Group L.L.C.’s master lease the Company assumed in December 2024 increasing their annual rents by $0.6 million. The Company closed on the acquisition on July 1, 2025 and funded the acquisition utilizing working capital.

●	On June 24, 2025, the Company issued 312.0 million NIS in Series B Bonds on the Tel Aviv stock exchange (“TASE”), which is approximately $90.0 million. The bonds are unsecured, were issued at par and have a fixed interest rate of 6.70%. Repayment of the bond principal, at 4% of the principal, will be paid in the years 2026 through 2028, with the remaining 88% due in June 2029. Interest payments will be due semi-annually on June 30th and December 30th of the years 2025 through maturity in 2029. Subsequent to this issuance, $30.0 million was used to pay down existing higher interest secured bank debt; these savings are ~100 basis points.

●	For the quarters ended June 30, 2025, and June 30, 2024:

●	FFO was $20.0 million and $15.2 million, respectively.
●	AFFO was $18.9 million and $14.3 million, respectively.
●	Net income was $8.7 million and $7.2 million, respectively.
●	Rental income received was $37.9 million and $29.2 million, respectively.

●	For the six months ended June 30, 2025, and June 30, 2024:

●	FFO was $38.2 million and $29.3 million, respectively.
●	AFFO was $35.2 million and $27.4 million, respectively.
●	Net income was $15.7 million and $13.0 million, respectively.
●	Rental income received was $75.2 million and $57.1 million, respectively.

Moishe Gubin, the Company’s Chairman & CEO, noted: “I am pleased to be reporting a very strong second quarter. Our earnings are the strongest they have been since the Company was founded 10 years ago. With the recent closing of the Missouri deal, the Company continues to demonstrate that the master lease structure is beneficial for both the landlord and the tenant and is easy to grow.”

Mr. Gubin continued to say “Hopefully the Company’s current and prospective investors will take notice of these strong earnings and it will be reflected by an increase in our share price as the Company is still trading at a significant discount to market.”

Q2 2025 Quarterly Results of Operations:

Three Months Ended June 30, 2025 Compared to Three Months Ended June 30, 2024:

Rental revenues: The increase in rental revenues of $8.6 million or 29% is due to higher income from the purchase of additional properties and lease renewals.

Depreciation and amortization: The increase in depreciation and amortization of $3.1 million or 37% is primarily due to new properties and lease rights purchased since June 30, 2024 offset by lower depreciation from fully depreciated assets.

General and administrative expenses: The decrease in general and administrative expenses of $0.1 million or (5)% reflects lower amounts for repairs and maintenance, lower compensation expenses, offset by higher professional fees.

Interest expense, net: The increase in interest expense of $3.7 million or 48% is primarily due to an increase in the additional interest from a new loan from a commercial bank, the Series A and Series B Bond issuances, as well as additional sales of existing bond series that occurred since 2Q 2024.

Net income: The increase in net income from $7 million during the second quarter of 2024, to $8.7 million income during the second quarter of 2025 is primarily a result of higher rental income and new purchases since the second quarter of 2024 offset by higher depreciation and amortization expenses, and an increase in interest expense.

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024:

Rental revenues: The increase in rental revenue of $18.1 million or 32% is due to the acquisition of new properties and the renegotiation of certain leases.

Depreciation and amortization: The increase in depreciation of $6.3 million or 38% is primarily due to purchases of new properties and lease rights offset by lower depreciation from fully depreciated assets.

General and administrative: The increase in general and administrative of $0.4 million or 11% is primarily a result of higher professional fees offset by lower legal fees, and insurance costs

Interest expense, net: The increase in interest expense of $8.6 million or 55% is primarily related to an increase in the additional interest on a new loan from a commercial bank and Series A and B Bond issuances, as well as additional sales of existing bond series that occurred since 2Q 2024.

Net income: The increase in net income to $15.7 million in 2025 is primarily a result of higher rental income and acquisitions since 2Q 2024 offset by higher interest expenses and higher depreciation and amortization expenses.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Form S-3/A filed with the SEC on July 25, 2024, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found below.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare-related properties. The Company’s portfolio includes 141 healthcare facilities with an aggregate of 15,400+ beds, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 140 healthcare facilities comprise 129 skilled nursing facilities, eight assisted living facilities, and two long-term acute care hospitals.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422

Funds From Operations (“FFO”)

The Company believes that funds from operations (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations (“AFFO”) are important non-GAAP supplemental measures of our operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization. AFFO is defined as FFO excluding the impact of straight-line rent, above-/below-market leases, non-cash compensation and certain non-recurring items. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and makes comparisons of operating results among REITs more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare our operating performance between periods or as compared to other companies.

While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to our real estate assets nor do they purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO for the six and three months ended June 30, 2025 and 2024, to net income the most directly comparable GAAP financial measure, for the same periods:

FFO and AFFO

	Six Months Ended June 30,		Three Months Ended June 30,
	2025	2024	2025	2024
(dollars in $1,000s)
Net income	$15,653	$13,032	$8,662	$7,040
Depreciation and amortization	22,594	16,324	11,324	8,228
Funds from Operations	38,247	29,356	19,986	15,268
Adjustments to FFO:
Straight-line rent	(3,022)	(1,935)	(1,087)	(967)
Funds from Operations, as Adjusted	$35,225	$27,421	$18,899	$14,301